Exhibit 99.2

Pericom Board of Directors Unanimously Rejects

Unsolicited Revised Offer from Montage Technology Group

Concludes Montage Offer Still Suffers From Fundamental Flaws and Significant Risks

Reaffirms Unanimous Recommendation in Support of Transaction with Diodes

Continues to Urge Shareholders to Vote “FOR” the Diodes Merger on the WHITE Proxy Card TODAY

Special Meeting of Shareholders Will Proceed as Scheduled

on Friday, November 20, 2015, at 9:00 am PT

Milpitas, CA – November 18, 2015 – Pericom Semiconductor Corporation (“Pericom” or the “Company”) (NASDAQ: PSEM), announced today that its Board of Directors, after consultation with its independent financial advisors and outside legal counsel, has unanimously rejected the unsolicited revised acquisition offer that Pericom received from Montage Technology Group Limited (“Montage”) on November 18, 2015, which revised offer increased the per share purchase price for a Pericom-Montage transaction to $19.00 per share from $18.50 per share. A copy of the letter informing Montage of the Board’s determination is being filed with the U.S. Securities and Exchange Commission (“SEC”) today on Form 8-K. Montage’s revised offer follows an unsolicited offer from Montage received by the Company on September 30, 2015 (which amended an initial offer from Montage received by the Company on September 13, 2015).

The Pericom Board has a duty to its shareholders to consider the likelihood of completing a transaction when assessing the overall value of an offer. Consistent with its fiduciary duties to the Company’s shareholders, the Pericom Board consulted with its independent financial advisors and outside legal counsel and unanimously determined that Montage’s revised offer still suffers from the fundamental flaws and significant risks that plagued its previous offers, including financing, regulatory and other risks that make Montage’s ability to close a transaction substantially uncertain and significantly less likely than the closing of the transactions contemplated by Pericom’s previously announced Merger Agreement (the “Diodes Merger Agreement”) with Diodes Incorporated (“Diodes”) (NASDAQ: DIOD). In reaching its decision, the Pericom Board considered the following:

•	The increased $17.75 per share purchase price provided by the Diodes transaction represents a substantial premium which is backed by fully committed financing from a U.S. bank.

•	After months of negotiations and repeated opportunities to revise its offer, Montage has proven unable or unwilling to obtain fully committed financing, instead presenting Pericom with inadequate one-page financing letters that, despite the Company’s numerous requests, Montage has failed to make available to Pericom shareholders.

•	Despite Montage’s revised offer, these inadequate one-page financing letters have remained unchanged and no new financing commitments have been presented to Pericom.

•	The Diodes transaction is subject only to Pericom shareholder approval at the Special Meeting and is not subject to any regulatory approval – shareholders will receive the purchase price promptly following the Special Meeting.

•	Despite Montage’s misleading statements, a transaction with Montage would be subject to significant regulatory scrutiny, which could delay receipt of the purchase price by several months (if regulators don’t enjoin the deal entirely).

•	The transaction with Diodes is expected to close within a matter of days, at which point shareholders would be able to immediately reinvest the proceeds of the sale and potentially earn returns instead of waiting for another, less certain transaction to go through a protracted regulatory approval process and possibly never even close.

Considering these and other factors, the Pericom Board unanimously reaffirmed its recommendation that shareholders vote the WHITE proxy card “FOR” the Diodes Merger Agreement to lock in the substantial premium that would be realized upon the prompt closing of the Diodes Merger Agreement. As Institutional Shareholder Services (“ISS”), a leading independent proxy advisory firm, astutely warned in its report issued earlier this month in support of a Diodes-Pericom transaction, “[i]t is possible that Montage responds to Diodes’ bump by increasing its own bid, tempting Pericom shareholders by again increasing the spread between the two deals. But an increase in an offer which still may never be closed i[s] far less compelling than the certainty of a good deal which can be closed.”

Diodes’ $17.75 per share all-cash offer is backed by a fully-funded credit agreement and term loan from Bank of America. The $17.75 per share purchase price represents a 46% premium to Pericom’s unaffected closing price on September 2, 2015, and exceeds the five-year trading high in Pericom shares by 8%. The Diodes transaction is not subject to any regulatory approvals and is expected to close in the fourth quarter of 2015, subject only to approval by Pericom shareholders at Pericom’s Special Meeting of Shareholders, scheduled for November 20, 2015. Pericom shareholders can vote by telephone or internet at any time leading up to the Special Meeting

Cowen and Company is serving as independent financial advisor to Pericom, and Latham & Watkins is serving as the Company’s legal counsel.

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Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed transaction; satisfaction of closing conditions to the consummation of the proposed transaction; the impact of the announcement of the proposed transaction on Pericom’s relationships with its employees, existing customers or potential future customers; and such other risks and uncertainties pertaining to Pericom’s business as detailed in its filings with the SEC on Forms 10-K and 10-Q, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Pericom assumes no obligation to update any forward-looking statement contained in this document.

Important Additional Information

Pericom has filed a definitive proxy statement and relevant documents in connection with the special meeting of the shareholders of Pericom at which the Pericom shareholders will consider certain proposals regarding the potential acquisition of Pericom by Diodes Incorporated (the “Special Meeting Proposals”). Pericom and its directors and executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Pericom’s shareholders in connection with the Special Meeting Proposals. SHAREHOLDERS OF PERICOM ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant documents filed with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the definitive proxy statement from Pericom by contacting Pericom’s Investor Relations by telephone at (408) 232-9100, or by mail Pericom Semiconductor Corporation, 1545 Barber Lane, Milpitas, California 95035 or by going to Pericom’s Investor Relations page on its corporate website at www.pericom.com.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry’s most complete solutions for the computing, communications, consumer and embedded market segments. Pericom’s analog, digital and mixed-signal integrated circuits, along with its frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today’s ever-increasing speed and bandwidth demanding applications. Company headquarters is in Milpitas, California, with design centers and technical sales and support offices globally.

Participants in the Solicitation

Pericom and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Pericom in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein was included in the definitive proxy statement. Additional information regarding the directors and executive officers of Pericom is included in the amendment to the 10-K, which was filed with the SEC on October 14, 2015, and is supplemented by other public filings made, and to be made, with the SEC by Pericom.

Company Contact:

Pericom Semiconductor

Kevin Bauer, CFO

P: 408-232-9100

E: kbauer@pericom.com

Investor Contact:

MacKenzie Partners, Inc.

Dan Burch / Larry Dennedy

212-929-5500

Media Contact:

Sard Verbinnen & Co

Steven Goldberg / John Christiansen

310-201-2040 / 415-618-8750